EXHIBIT (1) (a)



                          Dealer-Manager Agreement

                           PDC 2000 Drilling Program

                           DEALER/MANAGER AGREEMENT


                                               , 1997


PDC Securities Incorporated
103 E. Main Street
Bridgeport, West Virginia  26330

Dear Sirs:

    The undersigned, Petroleum Development Corporation, a Nevada corporation ("PDC"), the Managing General Partner of PDC 2000 Drilling Program, a series of limited partnerships to be organized under the laws of West Virginia (the "Partnership"), hereby confirms and agrees as follows:

      1. General. This Agreement sets forth the understandings and agreements between PDC and you whereby, subject to the terms and conditions contained herein, you will offer to sell, on a best efforts basis, preformation partnership interests in the Partnership (the "Units") which are described more fully in a Prospectus (the "Prospectus"). The date as of which you are notified by PDC that Units may be offered and sold shall constitute the "Effective Date" of the offering of Units under this Agreement. The "Termination Date" of such offering shall be (a) December 31, 1998 with respect to the 1998 partnerships and December 31, 1999 with respect to the 1999 partnerships and December 31, 2000 with respect to 2000 partnerships or (b) such earlier date on which Subscriptions (as hereinafter defined) for all of the Units have been sold in accordance with the procedures and the minimums set forth in the Prospectus. The period from the Effective Date through the Termination Date shall constitute the "Offering Period" for the offering and sale of Units by you pursuant to this Agreement. During the Offering Period, you, the Soliciting Dealers (hereinafter designated) and PDC shall designate a date, which date shall not be more than ten business days after the Termination Date, which shall constitute the "Closing Date" under this Agreement.

      2. Representations and Warranties of PDC. PDC represents and warrants to you that:

            (a) PDC has prepared and reviewed the Prospectus, and the Prospectus does not include and will not include during the Offering Period any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representations or warranties are made with respect to statements or omissions made in reliance upon and in conformity with written information furnished to PDC with respect to you, by you or on your behalf expressly for use in the Prospectus or any amendment or supplement thereof;

            (b) The Partnership, upon the due execution of the Partnership Agreement in the Prospectus (the "Partnership Agreement") and the filing of a certificate of limited partnership as required under the laws of the State of West Virginia, will be a limited partnership duly formed and validly existing pursuant to the Uniform Limited Partnership Act of the State of West Virginia (the "West Virginia Act"), with all authority necessary to acquire, own and manage the investments which are
described as proposed investments of the Partnership in the Prospectus and to conduct the business which it proposes to conduct, all as described in the Prospectus; the Partnership Agreement pursuant to which the partnership will be organized provides for the issuance and sale of the Units; all action required to be taken by PDC or the Partnership as a condition to the offering or sale of the Units to qualified subscribers has been or, prior to the Effective Date, will have been taken; upon payment of the consideration therefor specified in the Subscription Agreement contained in the Prospectus and the due execution and delivery to PDC of the Subscription Documents (as hereinafter described) by each subscriber for the Units (the "Subscription"), acceptance of such Subscription by PDC, the execution of the Partnership Agreement by PDC as managing general partner and on behalf of such subscribers pursuant to the terms of the Partnership Agreement and execution and filing for record of a certificate of limited partnership of the Partnership (the "Certificate") as shall be required or appropriate to organize the Partnership with the accepted subscribers for the Units as additional general or limited partners in accordance with the requirements of the West Virginia Act, such subscribers will become additional general or limited partners of the Partnership (the " Partners") entitled to all the benefits of Partners under the Partnership Agreement and the West Virginia Act;

            (c) The Units, when issued, will constitute valid partnership interests in accordance with the terms of, and shall be entitled to the rights provided in, the Partnership Agreement and the West Virginia Act, will be fully paid upon payment in cash of the consideration therefor specified in the Subscription Agreement contained in the Prospectus, and the liability of a Partner to make payments to the Partnership or on behalf of the Partnership may or may not be limited to the amount which such Partner has agreed to pay in accordance with the terms of his Subscription and the Partnership Agreement depending on whether he chooses to be an additional general or limited partner;

            (d) PDC has been, and on the Closing Date will be, duly and validly organized and validly existing as a corporation in good standing under the laws of the State of Nevada; has all requisite power and authority to act as a Managing General Partner of the Partnership; is or will be qualified to do business and in good standing as a foreign corporation in each other jurisdiction in which its acting in such capacity requires or may require such qualification if the failure to so qualify might result in material adverse consequences to the Partnership; has the requisite power and authority and all necessary authorization, approvals and orders required as of the date hereof to enter into this Agreement and the Limited Partnership Agreement and to be bound by the provisions and conditions hereof and thereof; and its audited balance sheet included in the Prospectus presents fairly its financial position as at the date indicated; said balance sheet has been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the certified public accountants whose report thereon is included in the Prospectus are independent accountants as required by the Securities Act of 1933, as amended (the "Act");

            (e) Except to the extent disclosed in the Prospectus there is no litigation or governmental proceeding pending or, to PDC's knowledge, threatened against, or involving the business or proposed business of, the Partnership or PDC, which might materially and adversely affect the proposed operations and business of the Partnership;
            (f) The condition, financial or otherwise, of PDC, and the proposed business of the Partnership, conform in all material respects to the descriptions thereof contained in the Prospectus;

            (g) Neither the execution and delivery of this Agreement and the Partnership Agreement, the incurrence of the obligations herein and therein set forth, the consummation of the transactions herein and therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach or violation of any of the terms, provisions or conditions of any agreement or instrument to which PDC is a party or by which it is bound, or any order, rule or regulation applicable to PDC of any court or any governmental body or administrative agency having jurisdiction over PDC;

            (h) The Units, when issued, will conform to the descriptions thereof contained in the Prospectus; and the Prospects (as defined in the Prospectus) as proposed to be owned by the Partnership conform in all material respects to the description thereof in the Prospectus;

            (i) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of PDC and constitutes the valid and binding agreement of PDC;

            (j) The Partnership Agreement, upon its execution by PDC will have been duly and validly authorized, executed and delivered by or on behalf of PDC as the Managing General Partner and will constitute the valid and binding agreement of the Managing General Partner; and

            (k) Neither PDC nor any of its affiliates has offered for sale or sold any Units or interests in the Partnership or other securities (collectively referred to herein as "Prior Offerings") which, under present applicable law, would result in the integration of Prior Offerings with the offering and sale of the Units by you as contemplated in this Agreement.

      3.    Offering and Sale of Units.

            (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, PDC hereby appoints you as the Dealer Manager during the Offering Period to offer all of the Units to potential investors in the Partnership in accordance with the terms of the Prospectus, and you agree to use your best efforts as Dealer Manager, promptly following the Effective Date, to offer the Units to suitable investors at the price and in accordance with the terms stated in the Prospectus.

            (b) The offering of Units by you and the Soliciting Dealers will only be made to potential investors residing in the states listed on Exhibit A to this Agreement without the prior consent of PDC.

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
            (c) All sales of Units will be conditioned upon receipt of Subscriptions from suitable investors acceptable to PDC for a minimum of 75 Units ($1,500,000); $2,500,000 representing 125 units with respect to PDC 1998-D Limited Partnership, PDC 1999-D Limited Partnership and PDC 2000-D Limited Partnership (the "Minimum Offering") on or before the Termination Date. All checks received with Subscription Documents shall be made payable to "PNC Bank N.A. as Escrow Agent for PDC 199 - [2000] Limited Partnership" and shall be transferred to the Escrow Agent by noon of the next business day after receipt for deposit in the Escrow Account established pursuant to the Prospectus.

            (d) All sales of Units will be conditioned upon acceptance by PDC of the Subscription Documents of each subscriber (consisting of the Subscription Agreement, all in the form as may be approved by you, the Soliciting Dealers and PDC, or as may be required by the Prospectus and the Partnership Agreement), which shall be duly executed by each subscriber and be accompanied by payment in cash of the purchase price of Units subscribed to by each such subscriber. PDC shall have the right, in its sole discretion, to reject the Subscription of any potential purchaser of Units.

            (e) The Units will be sold only to persons who warrant or represent that they or their beneficiaries meet the financial suitability requirements as set forth in the Prospectus and such other requirements may be required by the states in which the Units are sold.

            (f) In consideration of your execution of this Agreement, and the performance of your obligations hereunder, and in further consideration of your supervising the offering of Units, PDC agrees to cause the Partnership to pay to you, within ten (10) business days after the filing of the Certificate, 10-1/2% of the Partnership Subscriptions (as defined in the Partnership Agreement) received and accepted by PDC as of the Closing Date, out of which you may pay commissions totaling not more than 8% to the Soliciting Dealer and reimbursement of due diligence expenses, marketing support fees, and other compensation, totaling no more than 2% to the Soliciting Dealer as provided in the Soliciting Dealers Agreement, and from which you may retain 0.5% of the Partnership Subscriptions as a wholesaling fee, provided, however, that in the event the Minimum Offering is not achieved on or before the Termination Date and this Agreement is terminated, neither you nor the Soliciting Dealers shall receive any sales commissions or fees. Total compensation to NASD members under this agreement shall not exceed 10% of Subscriptions and reimbursement of bona fide due diligence expenses shall not exceed 0.5% of Subscriptions. Prior to the time any partnership had reached the Minimum Offering, the Managing General Partner shall advance from its own funds sales commissions and due diligence expenses which would otherwise be payable in connection with subscription funds received and cleared from subscribers that the Managing General Partner deems suitable to be Investor Partners.


      4.    Suitability.

            (a) As Dealer-Manager, you are aware of the suitability standards, as set forth in the Prospectus, that an offeree must meet and represent. As such, you will make reasonable inquiry and cause the Soliciting Dealers to make reasonable inquiry to assure that there is compliance with such standards.

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
            (b) In recommending the purchase of Units in the Partnership, you shall (and you shall cause the Soliciting Dealers to):

            (1) Have reasonable grounds to believe, on the basis of information obtained from the offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or any associated person, that:

                  (i) the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus;

                  (ii)   the offeree has a fair market net worth
            sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity;

                  (iii) the program is otherwise suitable for the offeree; and

            (2) Maintain in your file documents disclosing the basis upon which the determination of suitability was reached as to each offeree.


                  (c) Notwithstanding the provisions of subsection (b) above, you shall not execute any transaction of Units of the Partnership in any discretionary account without prior written approval of the transaction by the offeree.

                  (d) Prior to executing a purchase transaction of Units of the Partnership, you shall inform the offeree of all the pertinent facts relating to the liquidity and marketability of the Units during the term of the Partnership.

      5.    Disclosure.

            (a) Prior to participating in the offering, you shall have reasonable grounds to believe, based on information made available to you by PDC through a prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the program.

            (b) In determining the adequacy of disclosed facts pursuant to subsection (a) hereof, you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the program:

                  (1)    items of compensation;
                  (2)    physical properties;
                  (3)    tax aspects;
                  (4)    financial stability and experience of PDC;
                  (5)    the program's conflicts and risk factors; and
                  (6)    appraisals and other pertinent reports.

            (c) For the purposes of subsections (a) or (b) hereof, you may rely upon the results of an inquiry conducted by another NASD member or members, provided that:

                  (1) the member or persons associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;
                  (2) the results of the inquiry were provided to you with the consent of the member or members conducting or directing the inquiry; and

                  (3) no member that participated in the inquiry is a sponsor of the program or an affiliate of such sponsor.

      6.    Covenants of PDC.  PDC covenants that it will:

            (a) During the Offering Period and prior to the Closing Date, notify you and the Soliciting Dealers immediately, and confirm the notice in writing, of any event relating to or affecting the Partnership or PDC which might reasonably result in the Prospectus containing an untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing at the time they were made, not misleading; and if in the opinion of counsel to PDC, the content of such disclosure to you requires an amendment or supplement to the Prospectus, PDC will forthwith prepare and furnish to you and the Soliciting Dealers, at PDC's expense, a reasonable number of copies of such amendment or amendments, or supplement or supplements, to the Prospectus so as to render it not misleading prior to the consummation of any sale of Units to an Investor or any prospective investor;

      (b) Qualify or register the Units for offering and sale or make filings under the securities laws of the states listed in Exhibit A to this Agreement and such additional states as you or the Soliciting Dealers may reasonably designate; provided, however, neither the Partnership nor PDC shall be obligated to file any general consent to service of process under the laws of any such jurisdiction or subject themselves to taxation as doing business in such jurisdiction;

      (c) File registration statements with the Securities and Exchange Commission and applicable regulatory authorities of the States, as and when such filings are required under the securities laws of those States, and promptly furnish to you two signed or conformed copies thereof;

      (d) Deliver promptly to you and the Soliciting Dealers, upon request, true and complete copies of such contracts, notes, mortgages, commitments, loan agreements and other documents relating to the formation of the Partnership, the acquisition, ownership, operation and management of any oil and gas properties or interests acquired or to be acquired by the Partnership, the business experience and financial condition of PDC, and such other information, financial or otherwise, relating to the business, assets and liabilities of the Partnership or PDC, as you or the Soliciting Dealers may reasonably request prior to the Closing Date;

      (e) Deliver to you and the Soliciting Dealers one copy of each report, letter, statement or other written information furnished by the Partnership to the Partners during the term of the Partnership;

      (f) Apply the proceeds of the sale of the Units substantially as set forth in the Prospectus;

      (g) From and after the Closing Date, not offer or sell interests in the Partnership or other securities which offers or sales, in the opinion of counsel to PDC, would be integrated with offers and sales of interest in the Partnership pursuant to this Agreement.

      7. Covenants of PDC Securities. PDC Securities Incorporated agrees:

            (a) To offer the Units for sale and to sell the Units solely on the basis of the information furnished to prospective investors in the Prospectus. If you prepare any materials or presentations supplementary to the Prospectus, you assume complete responsibility for such materials and presentations and agree to deliver no written information other than the Prospectus to any potential subscriber unless authorized to do so in writing by the Partnership;

            (b) To obtain written evidence sufficient to permit you and PDC to reasonably determine that a subscriber purporting to qualify is, in fact, so qualified;

            (c) Prior to obtaining a Subscription from any potential subscriber to obtain evidence satisfactory to you and PDC that each subscriber meets the financial suitability requirements established in the Prospectus;

            (d) Not to commence the offer or sale of Units in any State until you have received advice from PDC or its counsel that the Units may be offered and sold in such state; and

            (e) To furnish to PDC or its designee at PDC's request during the Offering Period, and in any event within five (5) days after the Termination Date, the Subscription Documents (or true copies thereof) of subscribers solicited by you to permit PDC or its designee to review such Subscription Documents and to evaluate the qualifications of such subscribers as potential Partners.

      8. Payment of Expenses. PDC will pay all expenses incident to the performance of its obligations under this Agreement, including (a) the preparation of the Prospectus, (b) the preparation of this Agreement, (c) the fees and disbursements of PDC's counsel, accountants and consultants related to the preparation of the Prospectus, (d) the qualification of the Units for the offer and sale thereof under the securities laws of the States and you or the Soliciting Dealers may reasonably designate, including filing fees and the fees and disbursements of counsel in connection therewith, and (e) the printing and delivery to you of such quantities of the Prospectus as you may reasonably request and all amendments or supplements thereto.

      9. Closing Conditions. Your obligation to deliver the Subscriptions Documents to PDC for acceptance by it and funds received for Subscriptions is subject to the satisfaction on or before the Closing Date (as above defined) of the following conditions:

            (a) You and the Soliciting Dealers shall have received the favorable opinion of one or more of the special counsel or general counsel for the Partnership or PDC, dated as of the Closing Date, to the effect that

                  (i) the Partnership Agreement provides for the issuance and sale of the Units; all action required to be taken by PDC or the Partnership as a condition to the offering or sale of Units to subscribers has been taken; subscribers purchasing Units will become Additional General Partners or Limited Partners in the Partnership entitled to all the benefits of Additional General Partners or Limited Partners

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
            under the Partnership Agreement upon the occurrence of the following events: the acceptance by the Managing General Partner of such Partners, the payment of the consideration therefor provided in the Subscription Documents, the execution of the Partnership Agreement by PDC as Managing General Partner and on behalf of the Partners as provided in the Limited Partnership Agreement, and the execution and recordation by the Partnership of the Certificate as shall be required or appropriate to organize the Partnership with Investors as Additional General Partners or Limited Partners in accordance with the requirements of the West Virginia Act;

                  (ii) the Partnership Agreement has been duly and validly authorized and executed by PDC and constitutes the valid and binding obligation of PDC;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered by PDC and constitutes the valid and binding agreement of PDC;

                  (iv) to the best of their knowledge, there are no legal or governmental proceedings pending or threatened against the Partnership or PDC (or its Affiliates) of a character required to be disclosed in the Prospectus which have not been so disclosed and no consent, approval, authorization or order of any governmental agency or body is required in connection with the consummation of the transactions contemplated by this Agreement, the Prospectus, or the Partnership Agreement, except such as have been heretofore obtained and such as may be necessary under state "Blue Sky" or securities laws;

                  (v)    the Partnership will be classified as a
            partnership and not as an association taxable as a corporation for Federal income tax purposes.

            (b) On the Effective Date and during the Offering no order suspending the offering or sale of the Units shall have been issued, and on the Effective Date and during the Offering Period no proceedings for that purpose shall have been instituted, or to your knowledge or that of PDC, shall be contemplated.

            (c) You and the Soliciting Dealers shall have received a sworn certificate, dated the Closing Date, signed by the President of PDC, to the effect that he has carefully read the Prospectus and that:

                  (i) as of its date, the Prospectus did not contain an untrue statement of a material fact and, to the best of his knowledge after reasonable inquiry, did not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

                  (ii) since the date of the Prospectus, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth;




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
                  (iii) since the date of the Prospectus, there has not been any adverse change in the business or proposed business, interests, oil and gas properties or proposed oil and gas properties or condition, financial or otherwise, of the Partnership or PDC, whether or not arising from transactions in the ordinary course of business, which might materially and adversely affect the properties or operations or proposed properties and operations of the Partnership or PDC or the ability of PDC to perform the services proposed to be performed by it as described in the Prospectus; and

                  (iv) to the best of his knowledge, based upon reasonable investigation, the representations and warranties of PDC in Section 2 of this Agreement are true and correct as if made at and as of the Closing Date.

If any condition to your obligations hereunder shall not have been fulfilled when and as required by this Agreement to be fulfilled, you may waive any such condition which has not been fulfilled, extend the time for its fulfillment or terminate this Agreement. In the event that you elect to terminate this Agreement, all Subscription Documents, checks and other documents and instruments delivered to you for the purchase of the Units shall be returned to the subscribers solicited by you, accompanied by a notice from you of the cancellation and termination of the offering of the Units.

      10. Representations and Agreements to Survive. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive the Closing Date.

      11.   Effective Date, Term and Termination of this Agreement.

            (a)   This Agreement shall become effective on the Effective
      Date.

      You or PDC may elect to prevent this Agreement from becoming effective without liability of any party to any other party by giving notice of such election to the other parties hereto before the time this Agreement otherwise would become effective.

            (b) You shall have the right to terminate this Agreement at any time during the Offering Period if any representation or warranty hereunder shall be found to have been incorrect or misleading or PDC shall fail, refuse or be unable to perform any of its agreements hereunder or to fulfill any condition of your obligations hereunder or if the Prospectus shall have been amended or supplemented despite your objection to such amendment or supplement or (i) if all trading on the New York Stock Exchange or the American Stock Exchange (in this Section collectively called "Exchange') shall have been suspended, or minimum or maximum prices for trading generally shall have been fixed, or maximum ranges for prices for all securities shall have been required on the Exchange by the Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction or (ii) if the United States shall have become involved in a war or major hostilities or (iii) if a banking moratorium has been declared by a state or Federal authority or (iv) if PDC or its properties shall have sustained a material or substantial loss by fire, flood, accident, earthquake or other calamity or malicious act which, whether or not said loss shall have been insured, will in your

      opinion make it inadvisable to proceed with the offering and sale of the Units; or if there shall have been such change in the condition or prospects of the Partnership or PDC or in the levels of the prime interest rate or long-term mortgage rate or in the condition of securities markets generally as in your judgement would make it inadvisable to proceed with the offering and sale of the Units.

      12.   Notices.

            (a) All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you shall be mailed, delivered, or telegraphed and confirmed to you at PDC Securities Incorporated, 103 East Main Street, Bridgeport, West Virginia 26330, Attention: Dale G. Rettinger; if sent to PDC and/or the Partnership shall be mailed, delivered or telegraphed and confirmed to PDC at 103 East Main Street, P. O. Box 26, Bridgeport, West Virginia 26330.

            (b) Notice shall be deemed to be given by you to PDC or the Partnership or by PDC or the Partnership to you as of the third business day after it is mailed or telegraphed as provided and confirmed to you at PDC Securities Incorporated, 103 East Main Street, Bridgeport, West Virginia 26330.

      13. Parties. This Agreement shall inure solely to the benefit of you and shall be binding upon you and PDC and your respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. No purchaser of any of the Units from you or PDC shall be construed a successor or assign by reason merely of such purchase.

      14. Construction. This Agreement shall be construed in accordance with the laws of the State of West Virginia.

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.


                       Very truly yours,


                       PETROLEUM DEVELOPMENT CORPORATION

                       By


                       Title:       President

Accepted as of the date first above written.

PDC SECURITIES INCORPORATED

By


Title  President


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